UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 27, 2009

NEOSTEM, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-10909	22-2343568
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Lexington Avenue, Suite 450, New York, New York  10170
(Address of Principal Executive Offices)(Zip Code)

(212) 584-4180
Registrant's Telephone Number

Check the  appropriate  box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written  communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Joseph Zuckerman, M.D. will resign as a director of NeoStem, Inc. (the “Company”) as of the effective time (the “Effective Time”) of the merger (the “Merger”) of China Biopharmaceuticals Holdings, Inc. (“CBH”) with and into CBH Acquisition LLC, a wholly-owned subsidiary of the Company (“Subco”), pursuant to the Agreement and Plan of Merger, dated as of November 2, 2008, by and among the Company, CBH, Subco and China Biopharmaceuticals Corp., CBH’s wholly-owned subsidiary, as the same was amended on July 1, 2009 and August 27, 2009.  Dr. Zuckerman currently serves on the Company’s Compensation Committee and Nominating Committee.

The Board has appointed Edward C. Geehr, M.D. to the Company’s Board of Directors to replace Dr. Zuckerman, which appointment will be effective as of the Effective Time of the Merger.  Dr. Geehr will also take Dr. Zuckerman’s seat on the Nominating Committee as of the Effective Time of the Merger.  Until 2009, Dr. Geehr, age 60, had served as Executive Vice President of Operations for Abraxis BioScience, in which capacity Dr. Geehr was responsible for global commercial operations.  Prior to joining Abraxis in 2008, Dr. Geehr had served as President of Allez Spine, LLC in 2004, a developer, manufacturer and distributor of medical devices.  Dr. Geehr was a co-founder and executive chairman of IPC-The Hospitalist Company, which became a publicly traded company in 2008.  Dr. Geehr received his undergraduate degree from Yale University and his medical degree from Duke University.  He trained in Emergency Medicine at UCLA and subsequently obtained board certification.  Dr. Geehr is the author of many scientific articles and books and held a faculty appointment at the University of California, San Francisco School of Medicine.

Dr. Geehr will be compensated under the Company’s standard policies for directors.  There are no arrangements or understandings between Dr. Geehr and any person with respect to his appointment to the Company’s Board of Directors.  Additionally, there have been no transactions involving Dr. Geehr that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, NeoStem has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOSTEM, INC.

By:	/s/ Catherine M. Vaczy
Name: Catherine M. Vaczy
Title: Vice President and General Counsel

Date:    September 1, 2009